EXHIBIT 10(G)

UNITED STATES OF AMERICA

BEFORE THE

FEDERAL ENERGY REGULATORY COMMISSION

Pinnacle West Energy Corporation,	)
Complainant,	)
)
v.	)	Docket No. EL03-209-000
)
Nevada Power Company,	)
Respondent.	)

Southern Nevada Water Authority,	)
Complainant,	)
)
v.	)	Docket No. EL03-213-000
	)	(Not Consolidated)
Nevada Power Company,	)
Respondent.	)

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated December 19, 2003, is by and between Nevada Power Company (“NPC”), Pinnacle West Energy Corporation (“Pinnacle West”), acting as agent for Pinnacle West Capital Corporation, and the Southern Nevada Water Authority (“SNWA”). Pinnacle West and SNWA are referred-to collectively as the “Customers.”

WHEREAS, NPC filed separate transmission service agreements (“TSAs”) under its Open Access Transmission Tariff (“Tariff”) with six independent power companies (“the Generators”), including Pinnacle West, at the Federal Energy Regulatory Commission (“FERC”); and

WHEREAS, Pinnacle West’s TSA provides for the transmission of energy from the Silverhawk generating facility located in Apex, Nevada (“Silverhawk”); and

WHEREAS, in order to provide the transmission service provided for under the Generators’ TSAs and to meet native load needs it is necessary for NPC to construct a 3000 MW transmission project known as the “Centennial Project;” and

WHEREAS, NPC and the Generators entered into a settlement agreement in Docket Nos. ER01-2754-002, ER01-2755-002, ER01-2758-002, and ER01-2759-002 that established the amount of security each party would provide for the Centennial Project, and established the Generators’ rollover rights; and

WHEREAS, subsequent to this settlement, Pinnacle West assigned 150 MW of capacity of its TSA to SNWA, which entered into a separate TSA with NPC applicable to this capacity; and

WHEREAS, Pinnacle West and SNWA have requested an extension of time in which to commence service under their TSAs under Section 17.7 of the Tariff; and

WHEREAS, NPC has declined to grant the extensions without compensation for the costs incurred related to the Centennial Project as a consequence of the extensions; and

WHEREAS, Pinnacle West filed a complaint in Docket No. EL03-209-000 and SNWA filed a complaint in Docket No. EL03-213-000 (collectively, the “Complaints”) requesting that they be permitted to extend the commencement of service under their TSAs; and

WHEREAS, NPC and Sierra Pacific Power Company (“Sierra”) filed an amendment to Section 17.7 of the Tariff in Docket No. ER03-1236-000 regarding the amount of compensation required to extend the commencement of service over newly constructed facilities (the “OATT Amendment Proceeding”); and

WHEREAS, NPC and Sierra filed in Docket No. ER03-1328-000 for a general transmission rate increase applicable to the Zone B (NPC) transmission rates; and

WHEREAS, the Parties have negotiated a resolution of the Complaints;

NOW THEREFORE, the Parties agree as follows:

1.	Definitions

Capitalized Terms shall have the meanings provided elsewhere in this Agreement or in the Tariff.

2.	Amendment to Pinnacle West and SNWA TSAs

Included with the filing of this Agreement are amended TSAs for each of Pinnacle West and SNWA (the “Amended TSAs”). NPC shall request that the Commission accept the TSAs under Section 205 of the Federal Power Act as a part of the Settlement, and that the Amended TSAs be given an effective date of July 31, 2003. Pinnacle West and SNWA shall support this request. The amendments to the TSAs shall provide for the following changes:

a.	Commencement and Termination Dates

The TSA Commencement Dates shall be revised to May 1, 2004, and the Termination Dates shall be revised to April 30, 2009. Pinnacle West and SNWA shall retain their full rollover rights and queue position.

b.	Extensions

The TSAs will be revised to provide that no further extensions of the commencement of service under Section 17.7, or any other provision of the Tariff, will be permitted either before or after service commences.

c.	Payment for Extensions

The TSAs will be revised to provide for monthly payments for the extensions of service (“Extension Payments”). These Extension Payments shall be:  $138,061/month for Pinnacle West and $46,022/month for SNWA, and shall be made for each month from August 2003 through April 2004. NPC shall invoice Pinnacle West and SNWA for the Extension Payments on a monthly basis based on the billing provisions set out in the Tariff. Pinnacle West and SNWA shall not be obligated to make any other payment to NPC for their extensions, notwithstanding the currently effective provisions of Section 17.7, any amendments thereto or any other provision of the Tariff.

d.	Transmission Credits For the Extension Period

(i)	The TSAs will be revised to provide that Pinnacle West and SNWA will receive transmission credits during the extension period that may be applied against all point-to-point transmission uses by Pinnacle West or SNWA from January 1, 2004, through April 30, 2004, originating at the Point of Receipt specified in the TSAs. No credits will be provided for imbalance or other ancillary services charges or for transmission under a Network Customer’s existing transmission rights. No credits shall be provided under this settlement applicable to any transmission service that NPC provides after April 30, 2004.

(ii)	The amount of the credits shall be as follows:

(A)	Pinnacle West shall initially receive 273,750 MW-hours of transmission service credits and SNWA shall initially receive 91,250 MW-hours of transmission service credits. These credits shall be reduced as they are used as provided in Section 2.d.iii below.

(B)	After FERC acceptance of this Settlement, NPC will post the availability of Pinnacle West’s and SNWA’s transmission capacity on its OASIS. Pinnacle West’s and SNWA’s credits will be increased to the extent that posted capacity is resold, in such amounts as described in Section 2.d.(iii).

(iii)	Transmission service credits for point-to-point transmission uses by Pinnacle West or SNWA originating at the Point of Receipt specified in the TSAs will be reduced, and transmission service credits for posted capacity that is resold shall be increased, as follows: For an hourly reservation, transmission service credits shall be equal to 1 hour times the reserved capacity. For a daily reservation, transmission service credits shall be equal to 24 hours times the reserved capacity. For weekly reservations, transmission service credits shall be equal to 168 hours times the reserved capacity. For monthly reservations, transmission service credits shall be equal to 730 hours times the reserved capacity.

3.	Impact on NPC Rate Case in Docket No. ER03-1328-000

NPC agrees that, upon approval of the Settlement, it will revise its transmission rates in its rate filing for Period II in Docket No. ER03-1328-000 to reflect:  (1) the payment of the monthly Extension Payments in January through April 2004; and (2) the commencement of service under the Pinnacle West and SNWA TSAs starting May 1, 2004. NPC will also revise its transmission rates to provide for a further adjustment to its rates commencing in January 2005 to reflect the fact that Pinnacle West and SNWA will be taking and paying for service under their TSAs for the full year, and on a going-forward basis thereafter.

4.	Withdrawal of Complaints

Upon approval of the Settlement, the Complaints shall be deemed to be withdrawn, and Docket Nos. EL03-209-000 and EL03-213-000 shall be terminated.

5.	Impact of Settlement on OATT Amendment Proceeding

a. Impact on Pinnacle West and SNWA

Upon approval of the Settlement, the protests and requests for relief of Pinnacle West, SNWA and their affiliates in the OATT Amendment Proceeding will be deemed to be withdrawn, but Pinnacle West, SNWA and their affiliates may retain their status as parties to that proceeding. Pinnacle West, SNWA and their affiliates will not take any position in the OATT Amendment Proceeding; provided, however, they may act either individually or in conjunction with NPC to prevent the terms of this Agreement from being adversely affected by developments in that proceeding. For purposes of clarity, Pinnacle West, SNWA and their affiliates will not oppose the amendment to Section 17.7 of the OATT at issue in the OATT Amendment Proceeding, or any similar amendment to Section 17.7 proposed by NPC and Sierra in the OATT Amendment Proceeding that gives NPC and Sierra the right to receive adequate compensation for extensions in the commencement of service over newly constructed facilities; provided that such amendment does not apply to their TSAs or otherwise alter the provisions of this Settlement. NPC shall not argue in the OATT Amendment Proceeding that its proposed amendment to Section 17.7 of the OATT applies to Pinnacle West’s or SNWA’s TSA, but shall maintain that the terms of this Settlement will govern.

b.	Impact on Other Parties

Nothing in this Agreement shall impact the right of any party to the OATT Amendment Proceeding, other than Pinnacle West and SNWA and their affiliates, to take any position in that proceeding, whether in settlement negotiations or in litigated proceedings, except that NPC shall be limited in making arguments regarding the application of any amendment to Section 17.7 of the OATT as provided in Section 5.a of this Agreement.

6.	Escrow Account

In accordance with Section 7.3 of NPC’s OATT, Pinnacle West and SNWA will continue paying their monthly charges under their TSAs into the escrow accounts established for that purpose. Upon approval of the Settlement, funds from the escrow accounts shall be provided to NPC in an amount equal to the monthly Extension Payments due up to that date as provided in Section 1 of this Agreement, plus interest at the rate paid by the escrow agent into the accounts. All remaining amounts, including both principal and interest, shall be paid to Pinnacle West and SNWA and the escrow accounts shall be terminated.

7.	Discussions Privileged; No Precedent

The discussions among the Parties that have produced this Agreement have been conducted with the understanding that all offers of settlement, and any discussions relating thereto, including this Agreement, are privileged and shall be without prejudice to the position of any of the Parties and are not to be used in any manner in connection with these or any other proceedings. This Agreement shall not constitute any precedent or admission that may be applied against any party for any purpose, including any determination by the Public Utilities Commission of Nevada regarding NPC’s retail rates, and no Party shall be deemed to have approved, accepted, agreed, or consented to any fact, concept, theory, principle, or method related to the justness or reasonableness of any matter, premise or issue in these proceedings.

8. Effective Date and Termination. This Agreement shall become effective as of the date that it is executed by all the Parties. The provisions of this Agreement are not severable and if the Agreement is not approved in whole by FERC, the Agreement shall be deemed null and void.

9. Support for Expeditious Approval. The Parties agree to act to achieve expeditious FERC approval of this Agreement. NPC will file this Agreement at FERC as a settlement within three business days of its execution by all Parties, and will pursue expeditious consideration thereof.

10.	Amendments and Modifications

This Agreement may only be amended by the agreement in writing of all the Parties hereto. The standard of review for any modifications not agreed to by all Parties, including any modifications resulting from the Commission acting sua sponte, shall be the “public interest” standard under the Mobile Sierra Doctrine. The standard of review applicable to any future attempts to modify the terms and conditions of the TSA(s) that would affect or otherwise alter the substantive terms of this Agreement, if such modification has not been agreed to by all Parties to this Agreement, shall also be the public interest standard as set forth in the Mobile-Sierra Doctrine. Moreover, Pinnacle West and SNWA hereby waive their rights pursuant to Section 206 of the Federal Power Act, and NPC waives any right it may have pursuant to Section 205 of the Federal Power Act, to propose modifications to and/or challenge, unilaterally or otherwise, the provisions of the TSAs resulting from this Agreement, as such are set out in Section 2 above.

The rights of any Party (or non-Party) to this Agreement and the applicable standard of review with respect to (i) any proposed amendment to the TSA unrelated to this Settlement or the issue addressed hereunder; and (ii) the Tariff itself; shall not be altered or otherwise affected by this Settlement. Further, the Parties acknowledge that the Commission’s rights under Section 206 of the Federal Power Act are not abridged except as indicated herein with respect to the standard that would be used in such a proceeding.

11. Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement as of the date set forth above.

NEVADA POWER COMPANY	SOUTHERN NEVADA WATER AUTHORITY

By:	By:

PINNACLE WEST ENERGY CORPORATION

By: